UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2011

COLONY FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-34456	27-0419483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2450 Broadway, 6th Floor Santa Monica, CA	90404
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 282-8820

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On October 20, 2009, Colony Financial, Inc. (the “Company”), together with investment vehicles managed by Colony Capital, LLC (together with the Company, the “Lenders”), originated (and currently holds) a five-year $206.0 million senior secured term loan facility (the “WLH Loan”) to William Lyon Homes, Inc. (“WLH”). WLH is primarily engaged in the design, construction and sale of single family detached and attached homes in California, Arizona and Nevada. The Company invested $48 million net of the origination fee for a 24.0% economic interest in the WLH Loan. The WLH Loan is secured by first mortgage interests on residential development projects throughout California, Arizona and Nevada, as well as certain other assets of WLH, including cash. Additionally, the WLH Loan is guaranteed by WLH and subsidiaries of WLH and bears interest at a rate of 14.0% per annum. The WLH Loan represented approximately 13% of the Company’s total assets as of December 31, 2010, and generated approximately 19% and 28% of the Company’s total income for the three and 12 months ended December 31, 2010, respectively, and is expected to constitute a lower percentage of the Company’s total income if the Company acquires or originates additional income producing assets. Unrelated to the WLH Loan, the Company also receives a monthly fee of approximately $42,000 from WLH associated with a three-year easement agreement on certain residential lots acquired from WLH in December 2009.

Under the WLH Loan, WLH is obligated to maintain certain minimum financial covenants, including a covenant that requires WLH to maintain at least $75 million of tangible net worth as of the end of each fiscal quarter (the “Net Worth Covenant”). WLH has recently informed the Lenders that, upon completion of its year end financial statements, WLH may be required to recognize an impairment to certain of its assets. Such impairment could result, as of the date WLH provides year end financial statements to the Lenders, in a decrease in WLH’s tangible net worth to below $75 million.

Notwithstanding the current uncertainty regarding the Net Worth Covenant, the Company believes that the value of the collateral securing the WLH Loan is significantly in excess of the entire unpaid principal balance and other amounts due thereunder and, as a result, the Company has determined that no impairment of its investment in the WLH Loan is required at this time. To date, WLH has continued to timely make all payments due and owing under the WLH Loan.

In light of the Lenders’ confidence in the performance of the WLH Loan and the value of the collateral pool, and to provide WLH the ability to sustain compliance with the Net Worth Covenant, on March 18, 2011, the Lenders and WLH amended the WLH Loan to provide that, from December 31, 2010 to, but excluding, December 31, 2011, a default of the Net Worth Covenant will be triggered only if WLH fails to maintain the required level of tangible net worth for two consecutive fiscal quarters.

While the Company believes the borrower will continue to perform under the WLH Loan and that the value of the collateral is adequate, in the event of a default under the WLH Loan, including the failure to pay or other covenant default, the Company could suffer material adverse consequences, including disruption or reduction in the Company’s business, assets, income, cash flows, liquidity position and ability to make distributions to its stockholders; significant costs and delays in realizing proceeds from the collateral or the adequacy thereof; and ability to qualify as a real estate investment trust for federal income tax purposes and to assure its exemption from registration under the Investment Company Act of 1940.

Forward-Looking Statements

This report may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, that may cause actual events and results to differ significantly from those expressed in any forward-looking statement. Statements regarding the following subjects, among others, may be forward-looking and may impact the Company’s expectations regarding its financial condition and results of operations: the financial condition and results of operations of WLH; WLH’s continued compliance with the terms of the WLH loan; the value of the collateral securing the WLH Loan; the Company’s ability to acquire additional income producing assets; the value of the Company’s investment in the WLH Loan; the actions of the Lenders in the event of a default under the WLH Loan; the Company’s ability to maintain its qualification as a REIT for U.S. federal income tax purposes; the Company’s ability to maintain its exemption from registration under the Investment Company Act of 1940; and market trends in the Company’s industry, interest rates, real estate values, the debt securities markets, the general economy or the homebuilding industry.

All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future actions or performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the events or Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission on March 7, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 21, 2011	COLONY FINANCIAL, INC.

	By:	/s/ Darren J. Tangen
Darren J. Tangen
Chief Financial Officer and Treasurer

4